Exhibit 99.1

Scio Diamond Provides Business Update

Announces Preliminary Quarterly Revenue and Outlook for Fiscal Year

To Present Tomorrow at the 15TH Annual ICR XChange Conference

GREENVILLE, SC, January 16, 2013 /PRNewswire/ - SCIO Diamond Technology Corporation (OTCBB: SCIO) today announced a business update, including preliminary third quarter fiscal year 2013 (FY13) sales results and its outlook for the fourth quarter. The company will present a company update at the 15th Annual ICR XChange Conference to be held in Miami, Florida at the Fontainebleau Hotel.

Estimated FY13 Financial Results (unaudited) and Outlook

•                  Scio expects to report third quarter FY13 revenue of approximately $550,000.

•                  Scio expects fourth quarter FY13 revenue of approximately $650,000 to $725,000.

•                  Scio expects full-year FY13 revenues of approximately $1,260,000 to $1,330,000.

Conference Presentation

The Company’s presentation at the 15th Annual ICR XChange will begin at 1:10 p.m. Eastern Time on Thursday, January 17, 2013.  Chief Executive Officer Steve Kelley will be speaking at the conference in the Glimmer Ballroom 3 & 4.  Mr. Kelley will also host two question-and-answer sessions, at 9:15 am EST and 11:30 am EST at Table E4 in the Fontaine Fleur De Lis breakout room.  Mr. Kelley will also be available for private meetings throughout the day.

A live webcast of the presentation will be available in the Investor Relations area of the Company’s website at http://www.sciodiamond.com.  A replay of the webcast will be accessible at the same location.

The ICR XChange is one of the leading consumer-oriented investment conferences.  Over the course of three days, more than 150 companies will present to over 1500 attendees, including buy- and sell-side analysts, the private equity community, the media, select investment banks, law firms and consultants. This event each year sets the tone for industry developments in the coming twelve months.

For updates on the conference follow ICR XChange on Twitter @ICRPR and join the conversation using the #icrxchange hashtag.  Additional information can also be found at http://www.icrxchange.com.

About Scio Diamond Technology

Scio employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal diamonds in a controlled laboratory setting, with such diamonds referred to as “lab-grown” or cultivated diamonds. These cultivated diamonds have chemical, physical and optical properties identical to mined diamonds. The company’s manufacturing process enables it to produce high-quality, high-purity, and single-crystal diamonds that are colorless, near colorless and fancy colored.  Scio’s technology offers the flexibility to produce lab-grown diamonds in size, color and quality combinations that are very rare in nature.  Scio produces diamonds for industrial, gemstone, medical and semiconductor applications.

About ICR

Established in 1998, ICR is consistently ranked as one of the top independent financial communications firms in the North America, and in 2011 was ranked as the 8th largest independent communications firm overall. ICR specializes in investor relations, corporate and crisis communications and digital media, and represents more than 350 public and private companies across more than twenty different sectors. The firm maintains offices in Norwalk Connecticut, New York, Los Angeles, San Francisco, Boston and Beijing. Learn more at http://www.icrinc.com.

Contact

SCIO Diamond Technology Corporation

Steve Kelley

Chief Executive Officer

skelley@sciodiamond.com